Exhibit D(127)

AMENDMENT ONE

DATED DECEMBER 1, 2016 TO

INVESTMENT SUBADVISORY AGREEMENT

for MM Select Bond and Income Asset Fund

WHEREAS, MML Investment Advisers, LLC (“MML Advisers”) and Northern Trust Investments, Inc. (the “Subadviser”) entered into an Investment Subadvisory Agreement (the “Agreement”), effective as of December 1, 2016 relating to the MM Select Bond and Income Asset Fund (the “Fund”); and

WHEREAS, Section 15 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Appendix A to the Agreement is hereby replaced in its entirety by the attached Amended and Restated Appendix A.

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MML INVESTMENT ADVISERS, LLC	NORTHERN TRUST INVESTMENTS, INC.

By: /s/ Brian Haendiges	By: /s/ Marie Dzanis
Name: Brian Haendiges	Name: Marie Dzanis
Title: Vice President	Title: Head of Intermediary Distribution

Acknowledged and Agreed:

MASSMUTUAL SELECT FUNDS on behalf of MM Select Bond and Income Asset Fund

By: /s/ Renee Hitchcock
Name: Renee Hitchcock
Title: CFO and Treasurer

Amended and Restated

Appendix A

12.01.16

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